Filed Pursuant to Rule 433

Registration No. 333-248453

November 30, 2020

Free Writing Prospectus

(To Prospectus dated September 9, 2020 and

Preliminary Prospectus Supplement Dated November 30, 2020)

United States Cellular Corporation

5.500% Senior Notes due 2070

Pricing Term Sheet

Issuer:	United States Cellular Corporation

Expected Ratings (Moody’s / S&P / Fitch)*:	Ba1 / BB / BB+

Security:	5.500% Senior Notes due 2070

Principal Amount:	$500,000,000

Over-Allotment Option:	None

Denominations:	$25 and integral multiples of $25 in excess thereof

Trade Date:	November 30, 2020

Settlement Date:	December 2, 2020 (T+2)

Maturity Date:	March 1, 2070

Coupon:	5.500%

Interest Payment Dates:	March 1, June 1, September 1 and December 1, commencing March 1, 2021

Price to Public:	$25.00 per note

Optional Redemption:

The Issuer may redeem the Notes, in whole or in part, at any time on and after March 1, 2026 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date.

Listing:

The Issuer intends to apply to list the Notes on the New York Stock Exchange under the symbol “UZE” and, if the application is approved, expects trading in the Notes on the New York Stock Exchange to begin within 30 days after the Settlement Date.

CUSIP/ISIN:	911684 801/ US9116848014

Joint Book-Running Managers:	BofA Securities, Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC UBS Securities LLC Wells Fargo Securities, LLC

Lead Manager:	Citigroup Global Markets Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC CIBC World Markets Corp. TD Securities (USA) LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc., toll-free at 1-800-294-1322 or email dg.prospectus_requests@bofa.com; or Morgan Stanley & Co. LLC, toll-free at 1-800-584-6837; RBC Capital Markets, LLC toll-free at 1-866-375-6829 or email rbcnyfixedincomeprospectus@rbccm.com; UBS Securities LLC, toll-free at 1-888-827-7275; or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751 or email wfscustomerservice@wellsfargo.com.